Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2007 Second Quarter Results

Oxford, CT – November 3, 2006 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the second quarter ended September 30, 2006.

Second Quarter Highlights

	Q2 Fiscal 2007		Q2 Fiscal 2006		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$73.2		$65.4		12.1%
Gross margin	$23.5		$20.0		17.6%
Gross margin %	32.1%		30.6%
Operating income	$12.6	$13.0	$5.1	$10.4	147.6%	24.7%
Net income	$7.4	$7.6	$(2.0)	$3.7	NM	105.9%
Diluted EPS	$0.35	$0.36	$(0.18)	$0.23	NM	56.5%

(1) Results exclude items listed in reconciliation.

“RBC delivered another quarter of strong performance,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Revenues grew slightly better than expected and gross margins improved as planned, as business continues to exceed the metrics we planned for this fiscal year. In addition, we acquired All Power Manufacturing Co. during the quarter, which was a minor contributor to the quarter’s results. All Power’s track record with clients, superior processes and high quality products both compliment and extend our product line. Looking ahead, we expect that our performance for the balance of the fiscal year will continue to be strong.”

Second Quarter Results

Net sales for the second quarter of fiscal 2007 were $73.2 million, an increase of 12.1% from $65.4 million in the second quarter of fiscal 2006. Gross margin for the second quarter rose 17.6% to $23.5 million compared to $20.0 million for the same period last year. Gross margin as a percentage of net sales improved to 32.1% in the second quarter of fiscal 2007 compared to 30.6% for the same period last year.

Operating income increased 147.6% to $12.6 million for the second quarter of fiscal 2007 compared to $5.1 million for the same period last year. Operating income as a percentage of net sales was 17.2% for the second quarter of fiscal 2007 compared to 7.8% for the same period last year. Operating income excluding stock compensation expense, plant consolidation cost, and disposal of fixed assets was $13.0 million, an increase of 24.7% compared to adjusted operating income for the same period last year.  As a percentage of net sales, operating income excluding these charges was 17.8% compared to 16.0% for the same adjusted period last year.

Interest expense, net for the second quarter of fiscal 2007 was $1.2 million, a decrease of $3.3 million, from $4.5 million for the same period last year.

For the second quarter of fiscal 2007, the Company reported net income of $7.4 million compared to a net loss of $2.0 million in the same period last year.  Net income excluding the after tax impact of stock compensation expense, plant consolidation cost, and disposal of fixed assets increased 105.9% to $7.6 million compared to $3.7 million for the same adjusted period last year.

Six Month Results

Net sales for the six month period ended September 30, 2006 were $148.5 million, an increase of 13.0% from $131.4 million for the six month period ended October 1, 2005.  Gross margin rose 19.7% to $47.0 million compared to $39.3 million for the same six month period last year.  Gross margin as a percentage of net sales improved to 31.7% for the first six months of fiscal 2007 compared to 29.9% for the same period last year.

For the six month period ended September 30, 2006, the Company reported operating income of $26.1 million compared to $15.5 million for the same period last year.  Operating income excluding stock compensation expense, plant consolidation cost, and disposal of fixed assets increased 27.4% to $26.8 million for the six months ended September 30, 2006 compared to $21.0 million for the comparable adjusted period last year.  Operating income as a percentage of sales excluding these charges was 18.0% for the first six months of fiscal 2007 compared to 16.0% for the same adjusted period last year.

Interest expense, net for the six month period ended September 30, 2006 was $3.4 million, a decrease of $6.2 million, from $9.6 million for the same period last year.

Net income for the six month period ended September 30, 2006 was $12.4 million compared to net income of $1.4 million for the same period last year.  Net income excluding the after tax impact of stock option compensation expense, plant consolidation cost, disposal of fixed assets and loss on early extinguishment of debt increased 102.5% to $15.2 million for the first six months of fiscal 2007 compared to $7.5 million for the same adjusted period last year.

All Power Acquisition

During the quarter, RBC Bearings Incorporated acquired the stock of All Power Manufacturing Co. for approximately $9.9 million. The purchase price included approximately $8.8 million in cash, an $0.7 million note payable, and $0.4 million in transaction expenses.  All Power manufactures a line of bearings and precision parts for use in commercial and military aerospace applications and general industrial applications. In calendar year 2005, All Power generated revenues of approximately $12.2 million. All Power contributed to RBC’s results for the month of September and its results are reported as part of the Company’s Plain Bearings segment.

Outlook

“The first half of fiscal 2007 was strong and our products continue to be exceptionally well accepted in expanding markets.  We are well positioned to execute a record second half.  New product and account initiatives continue to drive our revenues and we expect that the current agenda of efficiency projects as well as the completion of our restructuring activities for the class 8 truck lines will continue to expand our gross margins over the long term,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its third quarter of fiscal 2007 to be as follows:

•                  Net sales in the range of $72.0 - $75.0 million

•                  Operating income in the range of $12.0 - $13.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results.  To access the webcast, go to the investor relations portion of the Company’s web site, www.rbcbearings.com, and click on the webcast icon.  If you do not have access to the Internet and wish to listen to the call, dial 800-798-2884 (international callers dial 617-614-6207) and enter conference call ID # 40990385.  An audio replay of the call will be available from 12:30 p.m. ET on Friday, November 3 until 11:59 p.m. ET on Friday, November 17. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 60720191.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges.  These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance.  Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.  A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,800 people and operates 16 manufacturing facilities in three countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company.  These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K on June 16, 2006.  The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

Ashton Partners
Lauren Murphy
617-275-8745
investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005

Net sales	$73,248	$65,367	$148,479	$131,368
Cost of sales	49,745	45,380	101,467	92,105
Gross margin	23,503	19,987	47,012	39,263

Operating expenses:
Selling, general and administrative	10,610	14,628	20,237	23,122
Other, net	283	266	667	650
Total operating expenses	10,893	14,894	20,904	23,772

Operating income	12,610	5,093	26,108	15,491

Interest expense, net	1,203	4,475	3,365	9,604
Loss on early extinguishment of debt	—	3,771	3,576	3,771
Income (loss) before income taxes	11,407	(3,153)	19,167	2,116
Provision for (benefit from) income taxes	4,029	(1,193)	6,765	731
Net income (loss)	7,378	(1,960)	12,402	1,385

Preferred stock dividends	—	(294)	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Net income (loss) available to common stockholders	$7,378	$(2,254)	$12,402	$(138)

Net income (loss) per common share:
Basic	$0.36	$(0.18)	$0.61	$(0.01)
Diluted	$0.35	$(0.18)	$0.59	$(0.01)

Weighted average common shares:
Basic	20,502,251	12,197,773	20,295,367	9,200,270
Diluted	21,280,571	12,197,773	21,096,895	9,200,270

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 30,	October 1,	September 30,	October 1,
Adjusted Operating Income:	2006	2005	2006	2005

Reported operating income	$12,610	$5,093	$26,108	$15,491
Stock options compensation expense	252	60	252	142
Non-recurring compensation expense	—	5,200	—	5,200
Management service fees	—	61	—	173
Nice facility consolidation expense	82	—	315	—
Disposal of fixed assets	83	30	116	30
Adjusted operating income	$13,027	$10,444	$26,791	$21,036

Reconciliation of Reported Net Income and	Three Months Ended		Six Months Ended
Net Income Per Common Share to Adjusted Net	September 30,	October 1,	September 30,	October 1,
Income and Adjusted Net Income Per Common Share:	2006	2005	2006	2005

Reported net income (loss)	$7,378	$(1,960)	$12,402	$1,385
Stock options compensation expense (1)	163	37	163	93
Non-recurring compensation expense (1)	—	3,234	—	3,406
Management service fees (1)	—	38	—	113
Nice facility consolidation expense	53	—	204	—
Disposal of fixed assets (1)	54	19	75	20
Loss on early extinguishment of debt (1)	—	2,346	2,315	2,470
Adjusted net income	$7,648	$3,714	$15,159	$7,487

(1) Item was tax effected at the effective tax rate.

Preferred stock dividends	—	(294)	—	(893)
Participation rights of preferred stock in undistributed earnings	—	—	—	(630)
Adjusted net income available to common stockholders	$7,648	$3,420	$15,159	$5,964

Adjusted net income per common share:
Basic	$0.37	$0.28	$0.75	$0.65
Diluted	$0.36	$0.23	$0.72	$0.48

Adjusted weighted average common shares:
Basic	20,502,251	12,197,773	20,295,367	9,200,270
Diluted	21,280,571	14,962,964	21,096,895	12,452,744

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Segment Data, Net External Sales:	2006	2005	2006	2005

Roller bearing segment	$23,356	$23,396	$47,597	$47,820
Plain bearing segment	33,055	27,132	67,084	53,577
Ball bearing segment	12,178	11,208	24,340	21,824
Other segment	4,659	3,631	9,458	8,147
	$73,248	$65,367	$148,479	$131,368

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Selected Financial Data:	2006	2005	2006	2005

Depreciation and amortization	$2,545	$2,293	$4,948	$4,781

Cash (used in) provided by operating activities	$14,502	$(1,929)	$27,411	$3,268

Capital expenditures	$1,972	$3,229	$4,583	$5,859

Total debt			$86,605	$171,488

Cash on hand			$7,930	$4,521

Total debt minus cash on hand			$78,675	$166,967

Backlog			$174,985	$152,607